Exhibit 10.1

1/1/20 - 12/31/22 Award
Performance Stock Units

TRIMAS CORPORATION
2017 EQUITY AND INCENTIVE COMPENSATION PLAN
PERFORMANCE STOCK UNITS AGREEMENT

TriMas Corporation (the “Company”), as permitted by the TriMas Corporation 2017 Equity and Incentive Compensation Plan (“Plan”), and as approved by the Committee, has granted to the individual listed below (“Grantee”), the opportunity to earn performance-based Restricted Stock Units (“PSUs”) in the amount designated in this Performance Stock Units Agreement (“Agreement”), subject to the terms and conditions of the Plan and this Agreement.
Unless otherwise defined in this Agreement or in one or more Appendices to this Agreement, the terms used in this Agreement have the same meanings as defined in the Plan.

I.    NOTICE OF PSU AWARD

Grantee:	[specify Grantee’s name]
Date of Agreement:	As of [enter date]
Date of Grant:	[Grant Date]
Number of PSUs in Award:	[number of PSUs] (“Target”), subject to addition or subtraction as set forth on Appendix A depending on achievement of applicable Management Objectives
Performance Period:	Beginning on January 1, 2020, and continuing through December 31, 2022
Settlement Date	March 11, 2023
Settlement Method:	Earned and vested PSUs will be settled by delivery of one share of Common Stock for each PSU being settled

II.    AGREEMENT
A.    Grant of PSUs. The Company has granted to Grantee (who, pursuant to this award is a Participant in the Plan) the opportunity to earn the number of PSUs described above, subject to the terms of this Agreement (this “Award”). The PSUs evidenced by this Agreement are payable only in shares of Common Stock as described in this Agreement. Notwithstanding anything to the contrary anywhere else in this Agreement, the PSUs subject to this Award are subject to the terms and provisions of the Plan, which are incorporated by reference into this Agreement.

1.    Vesting. Except as otherwise designated in this Agreement, Grantee must be a Service Provider on the Settlement Date (as such term is defined in Section II.A.7 below) to be eligible to earn and receive payment for any PSUs, and any PSUs subject to this Award will be canceled and forfeited if Grantee terminates as a Service Provider prior to the Settlement Date. Any PSUs that remain unearned after the “Determination Date” (as such term is defined in Appendix A) will be cancelled and forfeited.
2.    Performance Goals to Earn PSUs. Grantee will only receive shares of Common Stock related to, and to the extent that such shares are earned pursuant to, the Management Objectives and goals specified in Appendix A to this Agreement (“Performance Goals”).
3.    Dividend Equivalent Rights. Grantee shall be credited with cash per PSU equal to the amount of each cash dividend paid by the Company (if any) to holders of Common Stock generally with a record date occurring on or after the Date of Grant and prior to the time when the PSUs are earned and/or vest and are settled in accordance with Section II.A.7 hereof. Any amounts credited pursuant to the immediately preceding sentence shall be subject to the same applicable terms and conditions (including earning, vesting, payment, and forfeitability) as apply to the PSUs based on which the dividend equivalents were credited, and such amounts shall be paid in either cash or Common Stock, as determined by the Committee in its sole discretion, at the same time as the PSUs to which they relate. If such amounts are paid in Common Stock, the number of shares so paid shall be rounded down to the nearest whole number and shall be determined by dividing such credited amounts by the Market Value per Share on the payment date.
4.    Rights as a Stockholder. This Award does not entitle Grantee to any ownership interest in any actual shares of Common Stock unless and until such shares of Common Stock are issued to Grantee pursuant to the terms of the Plan. Except as otherwise provided in Section II.A.3 hereof, until shares of Common Stock are issued to Grantee in settlement of earned PSUs under this Award, Grantee will have none of the rights of a stockholder of the Company with respect to the shares of Common Stock issuable in settlement of the PSUs, including the right to vote the shares of Common Stock. Shares of Common Stock issuable in settlement of PSUs will be delivered to Grantee on the Settlement Date in book entry form or in such other manner as the Committee may determine.
5.    Adjustments. The PSUs covered by this Award will be subject to adjustment as provided in Section 11 of the Plan.
6.    Termination of Service; Forfeiture.
(a)     Voluntary Termination; Termination by Company; Breach of Other Obligations. Any PSUs subject to this Award will be canceled and forfeited if, prior to the Settlement Date, Grantee voluntarily terminates as a Service Provider (other than for Good Reason as provided below), if Grantee’s status as a Service Provider is terminated by the Company or a Subsidiary for any reason (other than death, Disability, or Retirement), or if Grantee violates the provisions of Section II.B.4 below.
(b)     Qualifying Termination Prior to a Change in Control. Notwithstanding the foregoing, and except as set forth in subsection (f) of this Section II.A.6, if Grantee ceases to be a Service Provider prior to the Settlement Date as a result of Grantee’s Qualifying Termination, Grantee shall vest in a pro-rata portion of the number of PSUs, if any, that are earned under Section II.A.2 due to the achievement of the performance measures specified in Appendix A during the performance period specified in the table above (the “Performance Period”). The pro-rata percentage of the number of PSUs to be earned and settled under Section II.A.7 shall be equal to (x) the amount determined under Section II.A.2 above at the end of the Performance Period, multiplied by (y) a fraction (not greater than 1), the numerator of which is the number of whole calendar months Grantee was employed or rendering services from the beginning of the Performance Period through the date of Grantee’s Qualifying Termination, and the denominator of which is 36.
(c)    Disability. Notwithstanding the foregoing, if Grantee ceases to be a Service Provider prior to the Settlement Date as a result of Grantee’s Disability, Grantee shall become vested at the end of the Performance Period in the number of PSUs that would have been actually earned due to the achievement of the performance measures specified in Appendix A, assuming Grantee had continued to be a Service Provider through the Settlement Date.
(d)    Death. Notwithstanding the foregoing, if Grantee ceases to be a Service Provider prior to the Settlement Date as a result of Grantee’s death, Grantee’s PSUs shall immediately become fully vested based on the Target number set forth in “Number of PSUs in Award” in Section I.
(e)     Retirement. If Grantee ceases to be a Service Provider as a result of Grantee’s Retirement, the Committee may, in its discretion, permit Grantee to receive a pro-rata amount of PSUs, with the pro-rata amount determined in accordance with subsection (b) of this Section II.A.6.
(f)    Change in Control. In the event of a Change in Control that occurs prior to the Settlement Date, the PSUs will vest in accordance with this Section II.A.6(f).
(1)    Notwithstanding anything set forth herein to the contrary, if at any time before the Settlement Date or forfeiture of the PSUs, and while Grantee is continuously a Service Provider, a Change in Control occurs, then the PSUs will vest (except to the extent that a Replacement Award is provided to Grantee in accordance with Section II.A.6(f)(2) to continue, replace or assume the PSUs covered by this Agreement (the “Replaced Award”)) as follows: the number of PSUs subject to this Award that shall become vested and non-forfeitable shall equal (x) the Target number set forth in “Number of PSUs in Award” in Section I, less (y) the number of PSUs that had already become vested as of the date of such termination, but in no event may negative discretion be exercised with respect to the number of PSUs vested. Any PSUs that are not earned and do not vest in accordance with the foregoing sentence shall terminate and be forfeited.
(2)    For purposes of this Agreement, a “Replacement Award” means an award (A) of the same type (e.g., performance stock units) as the Replaced Award, (B) that has a value at least equal to the value of the Replaced Award, (C) that relates to publicly traded equity securities of the Company or its successor in the Change in Control or another entity that is affiliated with the Company or its successor following the Change in Control, (D) if Grantee holding the Replaced Award is subject to U.S. federal income tax under the Code, the tax consequences of which to such Grantee under the Code are not less favorable to such Grantee than the tax consequences of the Replaced Award, and (E) the other terms and conditions of which are not less favorable to Grantee holding the Replaced Award than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent Change in Control). A Replacement Award may be granted only to the extent it does not result in the Replaced Award or Replacement Award failing to comply with or be exempt from Section 409A of the Code. Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the Replaced Award if the requirements of the two preceding sentences are satisfied. The determination of whether the conditions of this Section II.A.6(f)(2) are satisfied will be made by the Committee, as constituted immediately before the Change in Control, in its sole discretion.

(3)    If, after receiving a Replacement Award, Grantee experiences a Qualifying Termination with the Company or a Subsidiary (or any of their successors) (as applicable, the “Successor”) within a period of two years after the Change in Control and prior to the Settlement Date, the number of PSUs subject to this Award that shall become vested and non-forfeitable shall equal (x) the Target number set forth in “Number of PSUs in Award” in Section I, less (y) the number of PSUs that had already become vested as of the date of such termination, but in no event may negative discretion be exercised with respect to the number of PSUs vested. Any PSUs that are not earned and do not vest in accordance with the foregoing sentence shall terminate and be forfeited.
Any PSUs that are not earned and do not vest in accordance with this Section II.A.6. shall terminate and be forfeited as of the date Grantee ceases to be a Service Provider. However, in particular, this Award is subject to Section 18(c) of the Plan.
7.    Determination of PSUs Earned and Vested; Settlement.
(a)General. Subject to Section II.A.7(b), upon the Committee’s certification of achievement of the Performance Goals, and Grantee’s satisfaction of the vesting requirements in Section II.A.1 and Section II.A.6 above, as applicable, this Award shall be settled by issuing to Grantee the number of shares of Common Stock determined pursuant to Appendix A (subject to pro-ration as described in Section II.A.6, if applicable), and Grantee’s name shall be entered as the shareholder of record on the books of the Company with respect to such shares. This settlement shall occur on March 11, 2023 (the “Settlement Date”).
(b)Other Payment Events. Notwithstanding Section II.A.7(a), to the extent that the PSUs are vested on the dates set forth below, payment with respect to the PSUs will be made as follows:
(1)    to the extent the PSUs are vested as a result of Section II.A.6 (and have not previously been settled) on the date of Grantee’s death, such vested PSUs will be settled by issuing to Grantee one share of Common Stock for each such vested PSU within 30 days of Grantee’s death, and Grantee’s name shall be entered as the shareholder of record on the books of the Company with respect to such shares; and

(2) to the extent the PSUs are vested as a result of Section II.A.6 (and have not previously been settled) on the date of a Change in Control, such vested PSUs will be settled by issuing to Grantee one share of Common Stock for each such vested PSU within 30 days of the Change in Control, and Grantee’s name shall be entered as the shareholder of record on the books of the Company with respect to such shares; provided, however, that if such Change in Control would not qualify as a permissible date of distribution under Section 409A(a)(2)(A) of the Code, and the regulations thereunder, and where Section 409A of the Code applies to such distribution, Grantee is entitled to receive the corresponding payment on the date that would have otherwise applied pursuant to Sections II.A.7(a) or II.A.7(b)(1) as though such Change in Control had not occurred.
(c)Any unearned PSUs at the end of the Performance Period, or if earlier, the time of settlement, will be canceled and forfeited. In all circumstances, the number of PSUs earned or vested will be rounded down to the nearest whole PSU, unless otherwise determined by the Committee.
B.    Other Terms and Conditions.

1.    Non-Transferability of Award. Except as described below, this Award and the PSUs subject to this Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution. The terms of this Award are binding on the executors, administrators, heirs, successors and assigns of Grantee.
2.    Withholding. To the extent that the Company is required to withhold federal, state, local or foreign taxes or other amounts in connection with any payment made or benefit realized by Grantee under this Agreement, and the amounts available to the Company for such withholding are insufficient, it shall be a condition to the receipt of such payment or the realization of such benefit that Grantee make arrangements satisfactory to the Company for payment of the balance of such taxes or other amounts required to be withheld. If Grantee’s benefit is to be received in the form of shares of Common Stock, then (a) if Grantee is subject to Section 16 of the Exchange Act, Grantee agrees that the Company will withhold shares of Common Stock having a value equal to the amount required to be withheld, and (b) if Grantee is not subject to Section 16 of the Exchange Act, Grantee may elect that all or any part of such withholding requirement be satisfied by the retention by the Company of a portion of the Common Stock to be delivered to Grantee, by delivering to the Company other Common Stock held by Grantee, or by tendering sufficient funds in cash or cash equivalent to the Company. The shares of Common Stock used for tax or other withholding will be valued at an amount equal to the fair market value of such shares of Common Stock on the date the benefit is to be included in Grantee’s income. In no event will the fair market value of the shares of Common Stock to be withheld and/or delivered pursuant to this Section II.B.2 to satisfy applicable withholding taxes or other amounts in connection with the benefit exceed (x) the maximum amount that could be required to be withheld or (y) if so determined by the Committee after the date hereof, the minimum amount required to be withheld.
3.    Dispute Resolution. Grantee and the Company agree that any disagreement, dispute, controversy, or claim arising out of or relating to this Agreement, its interpretation, validity, or the alleged breach of this Agreement, will be settled exclusively and, consistent with the procedures specified in this Section II.B.3, irrespective of its magnitude, the amount in controversy, or the nature of the relief sought, in accordance with the following:
(a)    Negotiation. Grantee and the Company will use their best efforts to settle the dispute, claim, question or disagreement. To this effect, they will consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to both parties.
(b)    Arbitration. If Grantee and the Company do not reach a solution within a period of 30 days from the date on which the dispute, claim, disagreement, or controversy arises, then, upon written notice by Grantee to the Company or the Company to Grantee, all disputes, claims, questions, controversies, or differences will be submitted to arbitration administered by the American Arbitration Association (the “AAA”) in accordance with the provisions of its Employment Arbitration Rules and Mediation Procedures (the “Arbitration Rules”).
(1)    Arbitrator. The arbitration will be conducted by one arbitrator skilled in the arbitration of executive employment matters. The parties to the arbitration will jointly appoint the arbitrator within 30 days after initiation of the arbitration. If the parties fail to appoint an arbitrator as provided above, an arbitrator with substantial experience in executive employment matters will be appointed by the AAA as provided in the Arbitration Rules. The Company will pay all of the reasonable fees, if any, and expenses of the arbitrator and the arbitration, unless otherwise determined by the arbitrator. Each party to the arbitration will be responsible for his/its respective attorneys’ fees or other costs of representation.

(2)    Location. The arbitration will be conducted in Oakland County, Michigan.
(3)    Procedure. At any oral hearing of evidence in connection with the arbitration, each party or its legal counsel will have the right to examine its witnesses and cross-examine the witnesses of any opposing party. No evidence of any witness may be presented in any form unless the opposing party or parties has the opportunity to cross-examine the witness, except under extraordinary circumstances in which the arbitrator determines that the interests of justice require a different procedure.
(4)    Decision. Any decision or award of the arbitrator is final and binding on the parties to the arbitration proceeding. The parties agree that the arbitration award may be enforced against the parties to the arbitration proceeding or their assets wherever they may be found and that a judgment upon the arbitration award may be entered in any court having jurisdiction.
(5)    Power. Nothing contained in this Agreement may be deemed to give the arbitrator any authority, power, or right to alter, change, amend, modify, add to, or subtract from any of the provisions of this Agreement.
The provisions of this Section II.B.3 survive the termination or expiration of this Agreement, are binding on the Company’s and Grantee’s respective successors, heirs, personal representatives, designated beneficiaries and any other person asserting a claim described above, and may not be modified without the consent of the Company. To the extent arbitration is required, no person asserting a claim has the right to resort to any federal, state or local court or administrative agency concerning the claim unless expressly provided by federal statute, and the decision of the arbitrator is a complete defense to any action or proceeding instituted in any tribunal or agency with respect to any dispute, unless precluded by federal statute.
4.    Restrictive Covenants.
(a)Generally. The Company would not be providing PSUs or Common Stock to Grantee without Grantee’s agreement to abide by the restrictive covenants described herein. The provisions herein are appropriate in light of the position that Grantee has with the Company and the relationships and confidential and trade secret information that Grantee has been and will be exposed to because of Grantee’s position. Notwithstanding anything herein to the contrary, if Grantee is subject to the restrictive covenants set forth in Section 7 (or any successor provision) of the TriMas Corporation Executive Severance/Change of Control Policy (or any successor policy), then (1) such restrictive covenants, rather than the restrictive covenants in this Section II.B.4, shall apply to Grantee, and (2) Grantee’s violation of such restrictive covenants shall be treated as a violation of the restrictive covenants in this Section II.B.4 for purposes of this Agreement.
(b)Confidentiality. Recognizing Grantee’s fiduciary duties to the Company, as a condition of this Agreement, Grantee agrees that he or she shall not, at any time before or after termination of employment, in any fashion, form or manner, either directly or indirectly, use, divulge, disclose or communicate, or cause or permit any other person or entity to use, divulge, disclose or communicate, to any person, firm, company or entity, in any manner whatsoever, any Confidential Information (as defined below) of the Company except with the prior written consent of the Board or to the extent specifically required to be disclosed by applicable law. Grantee agrees to notify the Company as soon as reasonably possible after being subpoenaed or otherwise requested by any third party to disclose any Confidential Information. This Section II.B.4 shall not result in the forfeiture of PSUs or any clawback or recoupment of the Award for the disclosure of a trade secret if that disclosure (1) is made in confidence to a federal, state or local government official or to an attorney for the sole purpose of reporting or investigating a suspected violation of law or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b). Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement prevents Grantee from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations, and for purpose of clarity Grantee is not prohibited from providing information voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act.
(c)Covenants Against Competition and Solicitation. Grantee agrees that, while Grantee is employed by the Company, and for 12 months thereafter, Grantee shall not engage, either directly or indirectly, as a principal for Grantee’s own account or jointly with others, or as a stockholder in any corporation or joint stock association, or as a partner or member of a general or limited liability entity, or as an employee, officer, director, agent, consultant or in any other advisory capacity in any Competitive Business that designs, develops, manufactures, distributes, sells or markets the type of products or services sold, distributed or provided by the Company, during the one-year period prior to the date of employment termination and with which Grantee was involved and/or oversaw (the “Business”); provided that nothing herein shall prevent Grantee from owning, directly or indirectly, not more than five percent of the outstanding shares of, or any other equity interest in, any entity engaged in the Business and listed or traded on a national securities exchange or in an over-the-counter securities market.
Grantee further understands and agrees that during and within 12 months after being employed by the Company, Grantee shall not directly or indirectly (1) employ or solicit, or receive or accept the performance of services by, any then-current employee of the Company who is employed primarily in connection with the Business or any former employee of the Company who was employed by the Company primarily in connection with the Business at any time within the 12-month period immediately prior to such employment, solicitation, receipt or acceptance, except in connection with general, non-targeted recruitment efforts such as advertisements and job listings, or directly or indirectly induce any employee of the Company to leave the Company, or assist in any of the foregoing, or (2) solicit business (relating to the Business) from; attempt to entice away from the Company; or interfere with the Company’s relationship with any entity that is a client or customer of the Company at the time of such solicitation, enticement, or interference; or that was or was identified or solicited as a client or customer of the Company during the time that Grantee performed services for the Company, unless such entity shall have ceased to have been such a customer for a period of at least six months as of the time of such solicitation.
(d)Determination by the Board. Upon entering into this Agreement, Grantee understands and agrees that a determination of the Board shall be final and binding on the issue of whether Grantee’s actions are or will be in violation of this Section II.B.4. Grantee may request in writing from the Board an advance determination as to whether Grantee’s proposed actions will violate this Section II.B.4.
(e)Certain Definitions. The following definitions shall apply solely with respect to this Section II.B.4:
(1)    “Company” means (A) during the Grantee’s employment with the Company, the Company and any and all direct and indirect subsidiary, parent, affiliated or related companies of the Company for which the Grantee has worked or had responsibility during the Grantee’s employment with the Company, and (B) after the Grantee’s termination of employment with the Company, the Company and any and all direct and indirect subsidiary, parent, affiliated or related companies of the Company for which Grantee worked or had responsibility at the time of the Grantee’s termination of employment and at any time during the one-year period prior to such termination of employment.
(2)    “Competitive Business” means a person or entity that engages in any business engaged in by the Company, and that does so in a geographic area in which the Company engage(s) in that business, and “engages” includes actively planning to engage in the business.
(3)    “Confidential Information” means trade secrets of the Company and all other confidential or proprietary information that relates to any aspect of the Company’s businesses that cannot freely and readily be obtained from sources outside of the Company. Confidential Information is meant to encompass the broadest enforceable definition of the Company’s intellectual property, and includes but is not limited to: financial and business information; customer and potential customer lists; customer contact information; pricing policies; vendor lists and information; third-party agreements and relationships; contractual, business, and financial information relating to the Company’s customers or other third parties which the Company is obligated to hold in confidence and/or not disclose; personnel, medical, compensation, and benefits information relating to employees, former employees, and persons affiliated with the Company; systems, login identifications and passwords, processes, methods, and policies; company strategies and plans; databases, company data, and technologies related to the Company’s business; and marketing and advertising materials which have not been published. “Confidential Information” shall not include information that Grantee can establish was already in the public domain at the time of disclosure through no fault of Grantee.
(f)    Separate Covenants. Each of the covenants contained in this Section II.B.4 are separate and distinct covenants of Grantee.
5.    Section 409A of the Code. To the extent applicable, it is intended that this Agreement and the Plan comply with or be exempt from the provisions of Section 409A of the Code. This Agreement and the Plan shall be administered in a manner consistent with this intent, and any provision that would cause this Agreement or the Plan to fail to satisfy Section 409A of the Code shall have no force or effect until amended to comply with or be exempt from Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of the Grantee).
6.    No Continued Right as Service Provider. Nothing in the Plan or in this Agreement confers on Grantee any right to continue as a Service Provider, or interferes with or restricts in any way the rights of the Company or any Subsidiary, which are hereby expressly reserved, to discharge Grantee at any time for any reason whatsoever, with or without Cause, except to the extent expressly provided otherwise in a written employment agreement between Grantee and the Company or any Subsidiary.
7.    Effect on Other Benefits. In no event will the value, at any time, of the PSUs or any other payment or right to payment under this Agreement be included as compensation or earnings for purposes of any other compensation, retirement, or benefit plan offered to employees of, or other Service Providers to, the Company or any Subsidiary unless otherwise specifically provided for in such plan.

8.    Third-Party Beneficiaries. If Grantee is or was employed by a subsidiary of the Company, then such subsidiary is intended to be a third-party beneficiary of this Agreement and shall have the right to enforce this Agreement, including, but not limited to, the provisions of Section II.B.4.
9.    Unfunded and Unsecured General Creditor. Grantee, as a holder of PSUs and rights under this Agreement has no rights other than those of a general creditor of the Company. The PSUs represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of this Agreement and the Plan.
10.    Severability. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid or unenforceable, the remainder of this Agreement and the application of such provision to any other person or circumstances shall not be affected, and the provisions so held to be invalid or unenforceable shall be reformed to the extent (and only to the extent) necessary to make it enforceable and valid.
11.    Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to the PSUs and Grantee’s participation in the Plan, or future awards that may be granted under the Plan, by electronic means or request Grantee’s consent to participate in the Plan by electronic means. Grantee hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.
12.    Nature of Grant. In accepting this Award, Grantee acknowledges that:
(a)    the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time unless otherwise provided in the Plan or this Agreement;
(b)    the grant of this Award is voluntary and occasional and does not create any contractual or other right to receive future grants of awards, or benefits in lieu of awards, even if awards have been granted repeatedly in the past,
(c)    all decisions with respect to future grants, if any, will be at the sole discretion of the Committee;
(d)    Grantee is voluntarily participating in the Plan;
(e)    the PSUs and the Common Stock subject to the PSUs are an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or Grantee’s employer, and which is outside the scope of Grantee’s employment contract, if any;
(f)    the PSUs and the Common Stock subject to the PSUs are not intended to replace any pension rights or compensation;
(g)    the future value of the underlying Common Stock is unknown and cannot be predicted with certainty;
(h)    Awards and resulting benefits are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments insofar as permitted by law;

(i)    in consideration of the grant of the PSUs, no claim or entitlement to compensation or damages shall arise from forfeiture of the PSUs resulting from termination of Grantee’s employment with the Company or Grantee’s employer (for any reason whatsoever and whether or not in breach of local labor laws) and Grantee irrevocably releases the Company and Grantee’s employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, Grantee shall be deemed irrevocably to have waived any entitlement to pursue such claim; and
(j)    in the event Grantee ceases to be a Service Provider (whether or not in breach of local labor laws), Grantee’s right to vest in the PSUs under the Plan, if any, will terminate effective as of the date that Grantee is no longer a Service Provider and will not be extended by any notice period mandated under local law (e.g., active service would not include a period of “garden leave” or similar period pursuant to local law); the Committee shall have the exclusive discretion to determine when Grantee is no longer a Service Provider for purposes of the PSUs.
13.    Addenda for Certain Participants.
(a)    Non-U.S. Participants. Notwithstanding any provisions in this Agreement, the PSUs shall also be subject to the special terms and conditions set forth in the Non-U.S. Addendum attached as Appendix C to this Agreement for Grantee’s country. Moreover, if Grantee relocates to one of the countries included in the Non-U.S. Addendum, the special terms and conditions for such country will apply to Grantee to the extent the Company determines that the application of such terms and conditions are necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Non-U.S. Addendum attached hereto as Appendix C constitutes part of this Agreement.
(b)    California Participants. Notwithstanding any provisions in this Agreement, the PSUs shall also be subject to the special terms and conditions set forth in the California Addendum attached as Appendix D to this Agreement if Grantee is employed and/or resides in California or if the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with applicable law. The California Addendum attached hereto as Appendix D constitutes part of this Agreement.
14.    Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that (a) no amendment shall materially adversely affect the rights of Grantee under this Agreement without Grantee’s written consent, and (b) Grantee’s consent shall not be required to an amendment that is deemed necessary by the Company to ensure compliance with Section 409A of the Code or Section 10D of the Exchange Act.
15.    Relation to Plan. This Agreement is subject to the terms and conditions of the Plan. In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern. The Committee acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein or in the Plan, have the right to determine any questions which arise in connection with this Agreement.

16.    Governing Law. This Agreement is governed by and construed in accordance with the laws of the State of Delaware, notwithstanding conflict of law provisions.
17.    Clawback Policy.
(a)Any shares of Common Stock issued to Grantee in settlement of the PSUs (plus dividend equivalent payments) shall be subject to the terms of this Agreement and the Company’s recoupment policy, if any, as in effect from time to time. Further, notwithstanding anything in this Agreement to the contrary, Grantee acknowledges and agrees that (a) this Agreement and this Award described herein (and any settlement thereof) are subject to the terms and conditions of such policy, or any other form of Company recoupment (or similar) policy (if any) as may be in effect from time to time including specifically to implement Section 10D of the Exchange Act and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange on which the Common Stock may be traded) (the “Compensation Recovery Policy”), and (b) applicable provisions of this Agreement shall be deemed superseded by and subject to the terms and conditions of the Compensation Recovery Policy from and after the effective date thereof.
(b)Without limiting the foregoing, violation of Section II.B.4 of this Agreement prior to the Settlement Date and thereafter, as determined by the Board, shall result in the forfeiture of the PSUs, and clawback and recoupment of any shares of Common Stock issued or transferred to Grantee in settlement of the PSUs (plus dividend equivalent payments).
(Signature Page Follows)

This Agreement may be executed in two or more counterparts, each of which is deemed an original and all of which constitute one document.
TRIMAS CORPORATION

Dated as of: [grant date]	By: /s/ Joshua A. Sherbin Name: Joshua A. Sherbin Title: Senior Vice President and General Counsel

GRANTEE ACKNOWLEDGES AND AGREES THAT NOTHING IN THIS AGREEMENT, NOR IN THE PLAN, CONFERS ON GRANTEE ANY RIGHT WITH RESPECT TO CONTINUATION AS A SERVICE PROVIDER OF THE COMPANY OR ANY PARENT OR SUBSIDIARY, NOR INTERFERES IN ANY WAY WITH GRANTEE’S RIGHT OR THE COMPANY’S RIGHT TO TERMINATE GRANTEE’S SERVICE PROVIDER RELATIONSHIP AT ANY TIME, WITH OR WITHOUT CAUSE AND WITH OR WITHOUT PRIOR NOTICE.
BY CLICKING THE “ACCEPT” BUTTON, GRANTEE ACKNOWLEDGES RECEIPT OF A COPY OF THE PLAN AND REPRESENTS THAT GRANTEE IS FAMILIAR WITH THE TERMS AND PROVISIONS OF THE PLAN. GRANTEE ACCEPTS THIS PERFORMANCE-BASED RESTRICTED STOCK UNITS AWARD SUBJECT TO ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THE PLAN. GRANTEE HAS REVIEWED THE PLAN AND THIS AGREEMENT IN THEIR ENTIRETY. GRANTEE AGREES TO ACCEPT AS BINDING, CONCLUSIVE AND FINAL ALL DECISIONS OR INTERPRETATIONS OF THE COMMITTEE UPON ANY QUESTIONS ARISING UNDER THE PLAN OR THIS AWARD.

APPENDIX A
TO
PERFORMANCE STOCK UNITS AGREEMENT

PERFORMANCE GOALS FOR PSU AWARD

The actual number of PSUs earned by Grantee will be determined by the Committee by March 11, 2023 following the end of the Performance Period (“Determination Date”), using data as of, and including, December 31, 2022 under the rules described below. Any PSUs not earned as of the Determination Date will be canceled and forfeited.

1.    The actual number of shares of Common Stock delivered to Grantee in settlement of the PSUs earned under this Agreement will be determined based on actual performance results as described below, subject to Section II.A.1 of the Agreement.

2.    The PSUs subject to this Award are earned based on the achievement of specific performance measures over the Performance Period (i.e., January 1, 2020 through December 31, 2022) and determined on the Determination Date.

3.    50% of the Target PSUs will be earned based on the achievement of EPS CAGR (the “EPS CAGR PSUs”), and 50% of the Target PSUs will be earned based on the achievement of Relative Total Shareholder Return (“RTSR PSUs”).

4.    Definitions. For purposes hereof:

(A)
“EPS CAGR” means the cumulative average growth rate during the Performance Period of the diluted earnings per share from continuing operations as reported in the Company’s Income Statement within the applicable Form 10-Q and Form 10-K, plus or minus special items that may occur from time-to-time that the Committee believes should adjust the as-reported results for measurement of performance.

(B)
“Peer Group” means, of a benchmark group of 92 entities currently in the S&P SmallCap 600 Capped Industrials index (the names of which are attached hereto as Annex A), those entities that remain in the Peer Group as of the end of the Performance Period after application of the Peer Group Adjustment Protocol.

(C)
“Peer Group Adjustment Protocol” means: (i) if an entity listed in Annex A files for bankruptcy and/or liquidation, is operating under bankruptcy protection, or is delisted from its primary stock exchange because it fails to meet the exchange listing requirements, then such entity will remain in the Peer Group, but RTSR for the Performance Period will be calculated as if such entity achieved Total Shareholder Return placing it at the bottom (chronologically, if more than one such entity) of the Peer Group; (ii) if, by the last day of the Performance Period, an entity listed in Annex A has been acquired and/or is no longer existing as a public company that is traded on its primary stock exchange (other than for the reasons as described in subsection (i) above), then such entity will not remain in the Peer Group and RTSR for the Performance Period will be calculated as if such entity had never been a member of the Peer Group; and (iii) except as otherwise described in subsection (i) and (ii) above, for purposes of this performance goal, for each of the entities listed in Annex

i

A, such entity shall be deemed to include any successor to all or substantially all of the primary business of such entity at end of the Performance Period.

(D)
“Relative Total Shareholder Return” or “RTSR” means the percentile rank of the Company’s Total Shareholder Return among the Total Shareholder Returns of all members of the Peer Group, ranked in descending order, at the end of the Performance Period.

(E)
“Total Shareholder Return” means, with respect to the Common Stock and the common stock of each of the members of the Peer Group, a rate of return reflecting stock price appreciation, plus the reinvestment of dividends in additional shares of stock, from the beginning of the Performance Period through the end of the Performance Period. For purposes of calculating Total Shareholder Return for each of the Company and the members of the Peer Group, the beginning stock price will be based on the average closing stock price for the 20 trading days immediately preceding January 1, 2020 on the principal stock exchange on which the stock is then traded and the ending stock price will be based on the average closing stock price for the 20 trading days immediately preceding January 1, 2023 on the principal stock exchange on which the stock then trades.

5.    EPS CAGR Performance Matrix. From 0% to 200% of the EPS CAGR PSUs will be earned based on achievement of the EPS CAGR performance goal during the Performance Period as follows:

EPS CAGR %	EPS CAGR PSUs Earned
40.0%
50.0%
65.0%
77.5.%
90.0%
100.0%
120.0%
140.0%
160.0%
180.0%
200.0%

6.    Number of EPS CAGR PSUs Earned. Following the Performance Period, on the Determination Date, the Committee shall determine whether and to what extent the EPS CAGR performance goal has been satisfied for the Performance Period and shall determine the number of EPS CAGR PSUs that shall become nonforfeitable hereunder and under the Agreement on the basis of the following:

(A)
Below Threshold. If, upon the conclusion of the Performance Period, EPS CAGR for the Performance Period falls below the lowest EPS CAGR level set forth in the Performance Matrix, no EPS CAGR PSUs shall become nonforfeitable.

(B)
Threshold or Above. If, upon the conclusion of the Performance Period, EPS CAGR for the Performance Period is exactly equal to one of the levels set forth in the Performance Matrix, a percentage of the EPS CAGR PSUs equal to the percentage set forth opposite such level in the Performance Matrix (rounded down to the nearest whole number of PSUs) shall become nonforfeitable. If, upon the conclusion of the Performance Period, EPS CAGR for the

Performance Period falls between two levels set forth in the Performance Matrix, a percentage of the EPS CAGR PSUs shall become nonforfeitable based on straight-line mathematical interpolation between the percentages applicable to such levels (rounded down to the nearest whole number of PSUs).

7.    RTSR Performance Matrix. From 0% to 200% of the RTSR PSUs will be earned based on achievement of the RTSR performance goal during the Performance Period as follows:

Performance Level	Relative Total Shareholder Return	RTSR PSUs Earned
Threshold	Ranked below or at percentile	0%
Above Threshold	Ranked at percentile	50%
Target	Ranked at percentile	100%
Intermediate	Ranked at percentile	150%
Maximum	Ranked at or above percentile	200%

8.    Number of RTSR PSUs Earned. Following the Performance Period, on the Determination Date, the Committee shall determine whether and to what extent the RTSR performance goal has been satisfied for the Performance Period and shall determine the number of RTSR PSUs that shall become nonforfeitable hereunder and under the Agreement on the basis of the following:

(A)
Threshold. If, upon the conclusion of the Performance Period, RTSR for the Performance Period equals or falls below the “Threshold” level, as set forth in the Performance Matrix, no RTSR PSUs shall become nonforfeitable.

(B)
Between Threshold and Above Threshold. If, upon the conclusion of the Performance Period, RTSR for the Performance Period exceeds the “Threshold” level, but is less than the “Above Threshold” level, as set forth in the Performance Matrix, a percentage between 0% and 50% (determined on the basis of straight-line mathematical interpolation) of the RTSR PSUs (rounded down to the nearest whole number of PSUs) shall become nonforfeitable.

(C)
Above Threshold. If, upon the conclusion of the Performance Period, RTSR for the Performance Period equals the “Above Threshold” level, as set forth in the Performance Matrix, 50% of the RTSR PSUs (rounded down to the nearest whole number of PSUs) shall become nonforfeitable.

(D)
Between Above Threshold and Target. If, upon the conclusion of the Performance Period, RTSR for the Performance Period exceeds the “Above Threshold” level, but is less than the “Target” level, as set forth in the Performance Matrix, a percentage between 50% and 100% (determined on the basis of straight-line mathematical interpolation) of the RTSR PSUs (rounded down to the nearest whole number of PSUs) shall become nonforfeitable.

(E)
Target. If, upon the conclusion of the Performance Period, RTSR for the Performance Period equals the “Target” level, as set forth in the Performance Matrix, 100% of the RTSR PSUs shall become nonforfeitable.

(F)
Between Target and Intermediate. If, upon the conclusion of the Performance Period, RTSR for the Performance Period exceeds the “Target” level, but is less than the “Intermediate” level, as set forth in the Performance Matrix, a percentage between 100% and 150%

(determined on the basis of straight-line mathematical interpolation) of the RTSR PSUs (rounded down to the nearest whole number of PSUs) shall become nonforfeitable.

(G)
Intermediate. If, upon the conclusion of the Performance Period, RTSR for the Performance Period equals the “Intermediate” level, as set forth in the Performance Matrix, 150% of the RTSR PSUs shall become nonforfeitable.

(H)
Between Intermediate and Maximum. If, upon the conclusion of the Performance Period, RTSR for the Performance Period exceeds the “Intermediate” level, but is less than the “Maximum” level, as set forth in the Performance Matrix, a percentage between 150% and 200% (determined on the basis of straight-line mathematical interpolation) of the RTSR PSUs (rounded down to the nearest whole number of PSUs) shall become nonforfeitable.

(I)
Equals or Exceeds Maximum. If, upon the conclusion of the Performance Period, RTSR for the Performance Period equals or exceeds the “Maximum” level, as set forth in the Performance Matrix, 200% of the RTSR PSUs shall become nonforfeitable.

ANNEX A

S&P SmallCap 600 Industrials (January 1, 2020)
Company Name	Ticker	Company Name	Ticker	Company Name	Ticker
AAON, Inc.	AAON	Federal Signal Corporation	FSS	Park Aerospace Corp.	PKE
AAR Corp.	AIR	Forrester Research, Inc.	FORR	Patrick Industries, Inc.	PATK
ABM Industries Incorporated	ABM	Forward Air Corporation	FWRD	PGT Innovations, Inc.	PGTI
Aegion Corporation	AEGN	Foundation Building Materials, Inc.	FBM	Pitney Bowes Inc.	PBI
Aerojet Rocketdyne Holdings, Inc.	AJRD	Franklin Electric Co., Inc.	FELE	Powell Industries, Inc.	POWL
AeroVironment, Inc.	AVAV	Gibraltar Industries, Inc.	ROCK	Proto Labs, Inc.	PRLB
Alamo Group Inc.	ALG	GMS Inc.	GMS	Quanex Building Products Corporation	NX
Albany International Corp.	AIN	Granite Construction Incorporated	GVA	R.R. Donnelley & Sons Company	RRD
Allegiant Travel Company	ALGT	Griffon Corporation	GFF	Raven Industries, Inc.	RAVN
American Woodmark Corporation	AMWD	Harsco Corporation	HSC	Resources Connection, Inc.	RECN
Apogee Enterprises, Inc.	APOG	Hawaiian Holdings, Inc.	HA	Saia, Inc.	SAIA
Applied Industrial Technologies, Inc.	AIT	Heartland Express, Inc.	HTLD	Simpson Manufacturing Co., Inc.	SSD
ArcBest Corporation	ARCB	Heidrick & Struggles International, Inc.	HSII	SkyWest, Inc.	SKYW
Arcosa, Inc.	ACA	Hillenbrand, Inc.	HI	SPX Corporation	SPXC
Astec Industries, Inc.	ASTE	Hub Group, Inc.	HUBG	SPX FLOW, Inc.	FLOW
Atlas Air Worldwide Holdings, Inc.	AAWW	Insteel Industries, Inc.	IIIN	Standex International Corporation	SXI
AZZ Inc.	AZZ	Interface, Inc.	TILE	Team, Inc.	TISI
Barnes Group Inc.	B	John Bean Technologies Corporation	JBT	Tennant Company	TNC
Brady Corporation	BRC	Kaman Corporation	KAMN	The Greenbrier Companies, Inc.	GBX
Briggs & Stratton Corporation	BGG	Kelly Services, Inc.	KELY.A	Titan International, Inc.	TWI
Chart Industries, Inc.	GTLS	Korn Ferry	KFY	Triumph Group, Inc.	TGI
CIRCOR International, Inc.	CIR	Lindsay Corporation	LNN	TrueBlue, Inc.	TBI
Comfort Systems USA, Inc.	FIX	Lydall, Inc.	LDL	UniFirst Corporation	UNF
Cubic Corporation	CUB	Marten Transport, Ltd.	MRTN	Universal Forest Products, Inc.	UFPI
DXP Enterprises, Inc.	DXPE	Matson, Inc.	MATX	US Ecology, Inc.	ECOL
Echo Global Logistics, Inc.	ECHO	Matthews International Corporation	MATW	Veritiv Corporation	VRTV
Encore Wire Corporation	WIRE	Mobile Mini, Inc.	MINI	Viad Corp	VVI
Enerpac Tool Group Corp.	EPAC	Moog Inc.	MOG.A	Vicor Corporation	VICR
EnPro Industries, Inc.	NPO	Mueller Industries, Inc.	MLI	Wabash National Corporation	WNC
ESCO Technologies Inc.	ESE	MYR Group Inc.	MYRG	Watts Water Technologies, Inc.	WTS
Exponent, Inc.	EXPO	National Presto Industries, Inc.	NPK

v

APPENDIX B
TO
PERFORMANCE STOCK UNITS AGREEMENT

GLOSSARY

For purposes of this Agreement:

“Cause” means (a) Grantee’s conviction of or plea of guilty or nolo contendere to a crime constituting a felony under the laws of the United States or any State thereof or any other jurisdiction in which the Company or its Subsidiaries conduct business; (b) Grantee’s willful misconduct in the performance of his or her duties to the Company or its Subsidiaries and failure to cure such breach within thirty (30) days following written notice thereof from the Company; (c) Grantee’s willful failure or refusal to follow directions from the Board (or direct reporting executive) and failure to cure such breach within thirty (30) days following written notice thereof from the Board; or (d) Grantee’s breach of fiduciary duty to the Company or its Subsidiaries for personal profit. Any failure by the Company or a Subsidiary of the Company to notify Grantee after the first occurrence of an event constituting Cause shall not preclude any subsequent occurrences of such event (or a similar event) from constituting Cause.

“Disability” (and similar terms) means Grantee’s physical or mental condition resulting from any medically determinable physical or mental impairment that renders Grantee incapable of engaging in any substantial gainful employment and that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than 365 days. Notwithstanding the foregoing, Grantee shall not be deemed to be Disabled as a result of any condition that:

(a)	was contracted, suffered, or incurred while Grantee was engaged in, or resulted from Grantee having engaged in, a felonious activity;

(b)
resulted from an intentionally self-inflicted injury or an addiction to drugs, alcohol, or substances which are not administered under the direction of a licensed physician as part of a medical treatment plan; or

(c)
resulted from service in the Armed Forces of the United States for which Grantee received or is receiving a disability benefit or pension from the United States, or from service in the armed forces of any other country irrespective of any disability benefit or pension.

The Disability of Grantee and the date on which Grantee ceases to be a Service Provider by reason of Disability shall be determined by the Committee, in accordance with uniform principles consistently applied, on the basis of such evidence as the Committee and the Company deem necessary and desirable, and its good faith determination shall be conclusive for all purposes of the Plan. The Committee or the Company shall have the right to require Grantee to submit to an examination by a physician or physicians and to submit to such reexaminations as the Committee or the Company shall require in order to make a determination concerning Grantee’s physical or mental condition; provided, however, that Grantee may not be required to undergo a medical examination more often than once each 180 days. If Grantee engages in any occupation or employment (except for rehabilitation as determined by the Committee) for remuneration or profit, which activity would be inconsistent with the finding of Disability, or if the Committee, on the recommendation of the Company, determines on the basis of a medical examination that Grantee no longer has a Disability, or if Grantee refuses to submit to any medical examination properly requested by the Committee or the Company, then in any such event Grantee shall be deemed to have recovered from such Disability.

“Good Reason” means:

(a)	A material and permanent diminution in Grantee’s duties or responsibilities;

(b)	A material reduction in the aggregate value of base salary and bonus opportunity provided to Grantee by the Company; or

(c)	A permanent reassignment of Grantee to another primary office more than 50 miles from the current office location.
Grantee must notify the Company of Grantee’s intention to invoke termination for Good Reason within 90 days after Grantee has knowledge of such event and provide the Company 30 days’ opportunity for cure, and Grantee must actually terminate Grantee’s employment with the Company prior to the 365th day following such occurrence or such event shall not constitute Good Reason. Grantee may not invoke termination for Good Reason if Cause exists or Grantee has violated Section II.B.4 of the Agreement at the time of such termination.

“Qualifying Termination” means a termination of Grantee’s status as a Service Provider with the Company or a Subsidiary for any reason other than:

(i)    death;
(ii)    Disability; or
(iii)    Cause; or
(iv)    by Grantee without Good Reason.

“Retirement” means termination of Grantee’s status as a Service Provider with the consent of the Committee after attaining age 55 and five years of service with the Company and its Subsidiaries.

“Service Provider” means an individual actively providing services to the Company or a Subsidiary.